Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our report dated August 25, 2011, with respect to the consolidated financial statements of Portables Unlimited, LLC. included in this current report of Zoom Technologies, Inc. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Zoom Technologies, Inc. on Form S-8 (File No. 333-171744) effective January 18, 2011; (File No. 333-167660) effective June 21, 2010; and (File No. 333-164615) effective February 1, 2010; and on Form S-3 (File No. 333-171389) effective, January 7, 2011; (File No. 333-163052) effective November 30, 2009; and ; (File No. 333-156873) effective March 16, 2009.

/s/ Marks Paneth & Shron LLP

Marks Paneth & Shron LLP

New York, NY
December 22, 2011